ACQUISITION AGREEMENT AND PLAN OF MERGER

                        DATED AS OF JANUARY 18, 2000

                                   BETWEEN

                               PCG MEDIA, INC.

                                     AND

                         HOME GAMBLING NETWORK, INC.


TABLE OF CONTENTS

ARTICLE 1. The Merger                                           4
  Section 1.1.The Merger                                       4
  Section 1.2.Effective Time                                   4
  Section 1.3.Closing of the Merger                            4
  Section 1.4.Effects of the Merger                            4
  Section  1.5.Formation of PCG SUB Subsidiary Corp.: Officers and  Directors
  4
  Section 1.6.Board of Directors and Officers of HGN           5
  Section 1.7.Conversion of Shares                             5
  Section 1.8.Exchange of Certificates                         6
  Section 1.9.Stock Options                                    6
  Section 1.10.                                    Cash Payments  6
  Section 1.11.       Taking of Necessary Action; Further Action  6

ARTICLE 2. Representations and Warranties of PCG                7
  Section 2.1.Organization and Qualification                   7
  Section 2.2.Capitalization of PCG                            7
  Section 2.3.Authority Relative to this Agreement; Recommendation .   7
  Section 2.4.SEC Reports; Financial Statements                8
  Section 2.5.Consents and Approvals; No Violations            8
  Section 2.6.No Default                                       9
  Section 2.7.No Undisclosed Liabilities; Absence of Changes   9
  Section 2.8.Litigation                                       9
  Section 2.9.Compliance with Applicable Law                   9
  Section 2.10.            Employee Benefit Plans; Labor Matters  10
  Section 2.11.               Environmental Laws and Regulations  10
  Section 2.12.                                      Tax Matters  11
  Section 2.13.                                Title To Property  11
  Section 2.14.                            Intellectual Property  11
  Section 2.15.                                        Insurance  12
  Section 2.16.                                    Vote Required  12
  Section 2.17.                                    Tax Treatment  12
  Section 2.18.                                       Affiliates  12
  Section 2.19.                       Certain Business Practices  12
  Section 2.20.                                Insider Interests  12
  Section 2.21.                     Opinion of Financial Adviser  12
  Section 2.22.                                          Brokers  12
  Section 2.23.                                       Disclosure  12
  Section 2.24.                           No Existing Discussion  12
  Section 2.25.                               Material Contracts  12

ARTICLE 3. Representations and Warranties of HGN               13
  Section 3.1.Organization and Qualification                  13
  Section 3.2.Capitalization of HGN                           13
  Section 3.3.Authority Relative to this Agreement; Recommendation14
  Section 3.4.SEC Reports; Financial Statements               14
  Section 3.5.Information Supplied                            14
  Section 3.6.Consents and Approvals; No Violations           15
  Section 3.7.No Default                                      15
  Section 3.8 No Undisclosed Liabilities; Absence of Changes  15
  Section 3.9.Litigation                                      16
  Section 3.10.                   Compliance with Applicable Law  16
  Section 3.11.            Employee Benefit Plans; Labor Matters  16
  Section 3.12.               Environmental Laws and Regulations  17
  Section 3.13.                                      Tax Matters  17
  Section 3.14.                                Title to Property  17
  Section 3.15.                            Intellectual Property  18
  Section 3.16Insurance                                       18
  Section 3.17.                                    Vote Required  18
  Section 3.18.                                    Tax Treatment  18
  Section 3.19.                                       Affiliates  18
  Section 3.20.                       Certain Business Practices  18
  Section 3.21.                                Insider Interests  18
  Section 3.22.                     Opinion of Financial Adviser  19
  Section 3.23Broker                                          19
  Section 3.24Disclosure                                      19
  Section 3.25.                          No Existing Discussions  19
  Section 3.26.                               Material Contracts  19

ARTICLE 4. Covenants                                           20
  Section 4.1.Conduct of Business of PCG                      20
  Section 4.2.Conduct of Business of HGN                      21
  Section 4.3.Preparation of 8-K and the Proxy Statement      22
  Section 4.4.Other Potential Acquirers                       22
  Section 4.5.Meetings of Stockholders                        22
  Section 4.6.Nasdaq Listing                                  23
  Section 4.7.Access to Information                           23
  Section 4.8.Additional Agreements; Reasonable Efforts       23
  Section  4.9.Employee  Benefits; Stock Option and Employee  Purchase  Plans
  23
  Section 4.10.                             Public Announcements  24
  Section 4.11.                                  Indemnification  24
  Section 4.12.                  Notification of Certain Matters  24

ARTICLE 5. Conditions to Consummation of the Merger
  Section  5.1  Conditions to Each Party's Obligations to Effect  the  Merger
  25
  Section 5.2 Conditions to the Obligations of PCG            25
  Section 5.3.Conditions to the Obligations of HGN.           26

ARTICLE 6. Termination; Amendment; Waiver                      26
  Section 6.1 Termination                                     26
  Section 6.2.Effect of Termination                           27
  Section 6.3.Fees and Expenses                               27
  Section 6.4.Amendment                                       27
  Section 6.5.Extension; Waiver                               27

ARTICLE 7. Miscellaneous                                       27
  Section 7.1.Nonsurvival of Representations and Warranties   27
  Section 7.2.Entire Agreement; Assignment                    27
  Section 7.3.Validity                                        27
  Section 7.4.Notices                                         27
  Section 7.5.Governing Law                                   28
  Section 7.6.Descriptive Headings                            28
  Section 7.7.Parties in Interest                             28
  Section 7.8.Certain Definitions                             28
  Section 7.9.Personal Liability                              29
  Section 7.10.                             Specific Performance  29
  Section 7.11.                                     Counterparts  29

                        AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (this "Agreement"), dated as of January 18, 2000, is between PCG MEDIA, INC., a Nevada corporation ("PCG"), and HOME GAMBLING NETWORK, INC., a Nevada corporation ("HGN").

    Whereas, the Boards of Directors of PCG and HGN each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

    Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    Whereas, PCG and HGN desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

    Now,   therefore,   in   consideration   of   the   premises   and    the
representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, PCG and HGN hereby agree as follows:

                                  ARTICLE I

                                 The Merger

    Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the state of Nevada (the "NGCL"), PCG Subsidiary Corp. ("PCG SUB") shall be merged with and into HGN (as defined below) (the "Merger"). Following the Merger, HGN shall continue as the surviving corporation (the "Surviving Corporation"), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of PCG SUB shall cease. Concurrent with the Merger, PCG shall change its name to i2Corp.com. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

    Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by each of HGN, PCG and PCG SUB and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada for filing pursuant to the NGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Nevada in accordance with the NGCL or such later time as the parties may agree upon and set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

    Section 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the "Closing Date"), at the offices of Sperry Young & Stoecklein, 1850 East Flamingo Rd., Suite 111, Las Vegas, Nevada 89119, unless another time, date or place is agreed to in writing by the parties hereto.

    Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of PCG SUB shall vest in the Surviving Corporation, and all debts, liabilities and duties PCG SUB shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.5. Formation of PCG SUB; Officers and Directors.

    (a) Prior to the Effective Time, PCG and HGN agree to take such action as is necessary to form a new corporation, with the name of PCG SUB Subsidiary Corp. ("PCG SUB"), under the laws of a jurisdiction to be mutually agreed upon by PCG and HGN and shall amend this Agreement to add PCG SUB as a party. PCG and HGN agree to take such action as is necessary to cause PCG SUB to perform the various covenants and agreements contained herein which are contemplated herein to be performed by PCG SUB. Any covenants or agreements of PCG SUB contained herein shall be binding on PCG SUB as of the time PCG SUB becomes a party to this Agreement.

    (b) The Board of Directors of PCG SUB and officers of PCG SUB shall be designated by PCG and HGN upon the formation of PCG SUB.

    Section 1.6. Board of Directors and Officers of HGN.

    (a) At or prior to the Effective Time, each of HGN and PCG agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of HGN to be six (6) persons and (ii) to cause Bradley Alan Grieco (the "VCG Designee") and Suzanne M. Molnick, deedee Molnick, Christopher Paul Almida, Phil D. Anderson, and H. Yale Gutnick, (the "HGN Designee") to be elected as directors of HGN. In addition, the stockholders of HGN prior to the Effective Time shall take all action necessary to cause, to the greatest extent practicable, the PCG Designees and the HGN Designees to serve on HGN's Board of Directors until the 2000 Annual Meeting. If any of the PCG Designees or the HGN Designees, respectively, shall decline or be unable to serve as a director prior to the Effective Time, PCG (if such person was a PCG Designee) or HGN (if such person was a HGN Designee), as the case may be, shall nominate another person to serve in such person's stead which such person shall be subject to approval of the other party. If any of the PCG Designees or the HGN Designees, respectively, shall decline or be unable to serve as a director during his initial term following the Effective Time, the remaining PCG Designees (if such person was a PCG Designee) or the HGN Designees (if such person was a HGN Designee), as the case may be, shall nominate another person to serve in such person's stead, which such person shall be subject to the approval of the other party's designees.

    (b) From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, deedee Molnick shall be President and Chairman, and Mel Molnick shall be shall be Secretary, Treasurer of HGN.

    Section 1.7. Conversion of Shares.

    (a) At the Effective Time, each share of common stock, par value $.001 per share of HGN (individually a "HGN Share" and collectively, the "HGN Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of HGN, PCG, PCG SUB or the holder thereof, be converted into and shall become fully paid and nonassessable PCG Common Share(s). PCG Shares and HGN Shares are sometimes referred to collectively herein as "Shares." In exchange for each of their shares in HGN, each stockholder of HGN shall receive, at Closing; twenty-four (24) shares of PCG restricted common shares, $0.001 par value. By way of example, a stockholder of HGN holding 80,000 of HGN shares would receive 1,920,000 shares of PCG Shares.

    (b) At the Effective Time, each HGN Share held in the treasury of HGN, by HGN immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of PCG SUB, HGN or PCG be canceled, retired and cease to exist and no payment shall be made with respect thereto.

    Section 1.8. Exchange of Certificates.

    (a) Prior to the Effective Time, PCG SUB shall enter into an agreement with, and shall deposit with Sperry Young & Stoecklein, or such other agent or agents as may be satisfactory to PCG and HGN (the "Exchange Agent"), for the benefit of the holders of HGN Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of PCG Shares to be issued to holders of HGN Shares and
(ii) cash to be paid in lieu of PCG Shares (such PCG Shares and such cash are hereinafter referred to as the "Cash Fund") issuable pursuant to Section 1.7 in exchange for outstanding HGN Shares.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding HGN Shares (the "Certificates") whose shares were converted into the right to receive PCG Shares pursuant to Section 1.7: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HGN and PCG may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing PCG Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole PCG Shares and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of the Cash Fund, which such holder has the right to receive pursuant to the provisions of this Article 1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of HGN Shares which are not registered in the transfer records of HGN, a certificate representing the proper number of PCG Shares may be issued to a transferee if the Certificate representing such HGN Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or PCG SUB to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing PCG Shares and cash as contemplated by this Section 1.8.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to PCG Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the PCG Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 1.8(f) until the holder of record of such Certificate shall surrender such Certificate.

     (d) In the event that any Certificate for HGN Shares or PCG Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefore, upon the making of an affidavit of that fact by the holder thereof such PCG Shares and cash in lieu of fractional PCG Shares, if any, as may be required pursuant to this Agreement; provided, however, that PCG or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

     (e) All PCG Shares issued upon the surrender for exchange of HGN Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.10) shall be deemed to have been issued in full satisfaction of all rights pertaining to such HGN Shares. There shall be no further registration of transfers on the stock transfer books of HGN of the HGN shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to HGN for any reason, they shall be canceled and exchanged as provided in this Article 1.

     (f) No fractional PCG Shares shall be issued in the Merger, but in lieu thereof each holder of HGN Shares otherwise entitled to a fractional PCG Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an amount of cash rounded to the nearest cent (without interest) determined by multiplying the fair market value of a PCG Share as determined by the PCG Board of Directors by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing additional shares was separately bargained for consideration and may constitute taxable consideration to the recipients.

     (g) The PCG Shares issued herein, shall contain standard Rule 144 Restrictive Legends.

     Section 1.9. Stock Options. At the Effective Time, each outstanding option to purchase HGN Shares (a "HGN Stock Option" or collectively, "HGN Stock Options") issued pursuant to any HGN Stock Option Plan or HGN Long Term Incentive Plan whether vested or not, shall be canceled.

    Section 1.10. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, PCG SUB, HGN or PCG reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest PCG possession to all assets, property, rights, privileges, powers and franchises of HGN, the officers and directors of PCG SUB, PCG and HGN are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

                                  ARTICLE 2

                    Representations and Warranties of PCG

    Except as set forth on the Disclosure Schedule delivered by PCG to HGN (the "PCG Disclosure Schedule"), PCG hereby represents and warrants to HGN as follows:

    Section 2.1. Organization and Qualification.

    (a) PCG is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on PCG. When used in connection with PCG, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of PCG, other than any change or effect arising out of general economic conditions unrelated to any business in which PCG is engaged, or (ii) that may impair the ability of PCG to perform its obligations hereunder or to consummate the transactions contemplated hereby.

    (b) PCG has heretofore delivered to HGN accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of PCG. Except as set forth on Schedule 2.1 of the PCG Disclosure Schedule, PCG is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on PCG.

    Section 2.2. Capitalization of PCG.

    (a) The authorized capital stock of PCG consists of. (i) Fifty Million (50,000,000) PCG Shares at $.001 par value, of which, as of October 5, 1999, 7,985,855 PCG Shares were issued and outstanding, and no PCG Shares were held in treasury. Prior to the Effective Time 1,985,855 PCG Shares are to be canceled leaving 6,000,000 PCG Shares issued and outstanding at the Effective Time. All of the outstanding PCG Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth above, as of the date hereof, there are no outstanding
(i) shares of capital stock or other voting securities of PCG, (ii) securities of PCG convertible into or exchangeable for shares of capital stock or voting securities of PCG, (iii) options or other rights to acquire from PCG and, except as defined herein no obligations of PCG to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of PCG, and (iv) equity equivalents, interests in the ownership or earnings of PCG or other similar rights (collectively, "PCG Securities"). As of the date hereof, except as set forth on Schedule 2.2(a) of the PCG Disclosure Schedule there are no outstanding obligations of PCG or its subsidiaries to repurchase, redeem or otherwise acquire any PCG Securities or stockholder agreements, voting trusts or other agreements or understandings to which PCG is a party or by which it is bound relating to the voting or registration of any shares of capital stock of PCG. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

    (b) The PCG Shares constitute the only class of equity securities of PCG registered or required to be registered under the Exchange Act.

    (c) PCG does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

    Section 2.3. Authority Relative to this Agreement; Recommendation.

    (a) PCG has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of PCG (the "PCG Board") and no other corporate proceedings on the part of PCG are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in
Section 2.17. This Agreement has been duly and validly executed and delivered by PCG and constitutes a valid, legal and binding agreement of PCG, enforceable against PCG in accordance with its terms.

    (b) The PCG Board has resolved to recommend that the stockholders of PCG approve and adopt this Agreement.

    Section 2.4. SEC Reports; Financial Statements.

    (a) PCG has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since December 31, 1999, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities
Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. PCG has heretofore delivered or promptly will deliver prior to the Effective Date to HGN, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, (ii) all definitive proxy statements relating to PCG's meetings of stockholders (whether annual or special) held since December 31, 1998, if any, and (iii) all other reports or registration statements filed by PCG with the SEC since December 31, 1998 (all of the foregoing, collectively, the "PCG SEC Reports"). None of such PCG SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of PCG included in the PCG SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of PCG as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the PCG SEC Reports have been so filed.

    (b) PCG has heretofore made available or promptly will make available to HGN a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by PCG with the SEC pursuant to the Exchange Act.

    Section 2.5. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the "HSR Act"), the rules of the National Association of Securities Dealers, Inc. ("NASD"), the filing and recordation of the Merger Certificate as required by the NGCL, and as set forth on Schedule 2.5 of the PCG Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by PCG of this Agreement or the consummation by PCG of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on PCG.

    Except as set forth in Section 2.5 of the PCG Disclosure Schedule, neither the execution, delivery nor performance of this Agreement by PCG nor the consummation by PCG of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of PCG, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which PCG is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to PCG or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on PCG.

     Section 2.6. No Default. Except as set forth in Section 2.6 of the PCG Disclosure Schedule, PCG is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which PCG is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ injunction, decree, law, statute, rule or regulation applicable to PCG or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on PCG. Except as set forth in Section 2.6 of the PCG Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which PCG is now a party or by which its respective properties or assets may be bound that is material to PCG and that has not expired is in full force and effect and is not subject to any material default thereunder of which PCG is aware by any party obligated to PCG thereunder.

     Section 2.7. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.7 of the PCG Disclosure Schedule and except as and to the extent publicly disclosed by PCG in the PCG Form 15c2l1, as of December 31, 1998, PCG does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of PCG (including the notes thereto) or which would have a Material Adverse Effect on PCG. Except as publicly disclosed by PCG, since December 31, 1998, PCG has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to PCG having or which reasonably could be expected to have, a Material Adverse Effect on PCG. Except as and to the extent disclosed by PCG on 2.7 of the PCG Disclosure Schedule, since December 31, 1998, there has not been (i) any material change by PCG in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by PCG of any of its assets having a Material Adverse Effect on PCG, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 2.8. Litigation. Except as publicly disclosed by PCG herein, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of PCG, threatened against PCG or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on PCG or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed herein, PCG is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on PCG or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 2.9. Compliance with Applicable Law. Except as disclosed by PCG herein, PCG holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "PCG Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on PCG. Except as disclosed by PCG herein, PCG is in compliance with the terms of the PCG Permits, except where the failure so to comply would not have a Material Adverse Effect on PCG. Except as disclosed herein, the business of PCG is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.9 with respect to Environmental Laws (as defined in Section 2.11 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on PCG. Except as disclosed by PCG herein, no investigation or review by any Governmental Entity with respect to PCG is pending or, to the knowledge of PCG, threatened, nor, to the knowledge of PCG, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which PCG reasonably believes will not have a Material Adverse Effect on PCG.

     Section 2.10. Employee Benefit Plans; Labor Matters.

     (a) Except as set forth in Section 2. 10(a) of the PCG Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to at any time by PCG or any entity required to be aggregated with PCG pursuant to
Section 414 of the Code (each, a "PCG Employee Plan"), no event has occurred and to the knowledge of PCG, no condition or set of circumstances exists in connection with which PCG could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on PCG.

     (b) (i) No PCG Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each PCG Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

     (c) Section 2.10(c) of the PCG Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any PCG Stock Options, together with the number of PCG Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.10(c) of the PCG Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. PCG has furnished HGN with complete copies of the plans pursuant to which the PCG Stock Options were issued. Other than the automatic vesting of PCG Stock Options that may occur without any action on the part of PCG or its officers or directors, PCG has not taken any action that would result in any PCG Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (d) PCG has made available to HGN (i) a description of the terms of employment and compensation arrangements of all officers of PCG and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating PCG to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of PCG who have executed a non-competition agreement with PCG and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of PCG with or relating to its employees, except programs and policies required to be maintained by law; and
(v) copies of all plans, programs, agreements and other arrangements of PCG with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.10(d) of the PCG Disclosure Schedule.

     (e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any PCG Employee Plan or any agreement or arrangement disclosed under this Section 2.10 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (f) 'Mere are no controversies pending or, to the knowledge of PCG, threatened, between PCG and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on PCG. Neither PCG nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by PCG or any of its subsidiaries (and neither PCG nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does PCG know of any activities or proceedings of any labor union to organize any of its or employees. PCG has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

    Section 2.11. Environmental Laws and Regulations.

    (a) Except as disclosed by PCG herein, (i) PCG is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on PCG, which compliance includes, but is not limited to, the possession by PCG of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) PCG has not received written notice of, or, to the knowledge of PCG, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on PCG; and
(iii) to the knowledge of PCG, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

    (b) Except as set forth in Section 2.11 of the PCG Disclosure Schedule, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on PCG that are pending or, to the knowledge of PCG, threatened against PCG or, to the knowledge of PCG, against any person or entity whose liability for any Environmental Claim PCG has or may have retained or assumed either contractually or by operation of law.

    Section 2.12. Tax Matters.

    (a)  Except as set forth in Section 2.12 of the PCG Disclosure  Schedule:
(i) PCG has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of PCG and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to PCG have been paid in full or have been provided for in accordance with GAAP on PCG's most recent balance, (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to PCG; (iv) to the knowledge of PCG none of the Tax Returns of or with respect to PCG is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to PCG which has not been abated or paid in full.

    (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

    Section 2.13. Title to Property. PCG has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on PCG; and, to PCG's knowledge, all leases pursuant to which PCG leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of PCG, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which PCG has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on PCG.

    Section 2.14. Intellectual Property.

     (a) PCG owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore that are material to its business as currently conducted (the "PCG Intellectual Property Rights").

     (b) The validity of the PCG Intellectual Property Rights and the title thereto of PCG is not being questioned in any litigation to which PCG is a party.

     (c) Except as set forth in Section 2.14(c) of the PCG Disclosure Schedule, the conduct of the business of PCG as now conducted does not, to PCG's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any PCG Intellectual Property Rights.

     (d) PCG has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where PCG has elected to rely on patent or copyright protection in lieu of trade secret protection.

     Section 2.15. Insurance. PCG maintains general liability, directors and officers liability and other business insurance that PCG believes to be reasonably prudent for its business.

     Section 2.16. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding PCG Shares is the only vote of the holders of any class or series of PCG's capital stock necessary to approve and adopt this Agreement and the Merger.

     Section 2.17. Tax Treatment. Neither PCG nor, to the knowledge of PCG, any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 2.18. Affiliates. Except for Principal PCG Stockholder ("PCS") and the directors and executive officers of PCG, each of whom is listed in
Section 2.18 of the PCG Disclosure Schedule, there are no persons who, to the knowledge of PCG, may be deemed to be affiliates of PCG under Rule 1-02(b) of Regulation S-X of the SEC (the "PCG Affiliates").

     Section 2.19. Certain Business Practices. None of PCG or any directors, officers, agents or employees of PCG has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

     Section 2.20. Insider Interests. Except as set forth in Section 2.20 of the PCG Disclosure Schedule, neither PCG nor any officer or director of PCG has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or PCG Intellectual Property Rights, used in or pertaining to the business of PCG, expect for the ordinary rights of a stockholder or employee stock optionholder.

     Section 2.21. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the PCG Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of PCG Shares.

     Section 2.22. Brokers. No broker, finder or investment banker (other than the PCG Financial Adviser, a true and correct copy of whose engagement agreement has been provided to HGN) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PCG.

     Section 2.23. Disclosure. No representation or warranty of PCG in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to HGN pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

    Section 2.24. No Existing Discussions. As of the date hereof, PCG is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

    Section 2.25. Material Contracts.

    (a) PCG has delivered or otherwise made available to HGN true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which PCG is a party affecting the obligations of any party thereunder) to which PCG is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of PCG taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of PCG taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which PCG is a party involving employees of PCG); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since December 1, 1998; (vi) contracts or agreements with any Governmental Entity. and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "PCG Contracts"). PCG is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

    (b) Each of the PCG Contracts is valid and enforceable in accordance with its terms, and there is no default under any PCG Contract so listed either by PCG or, to the knowledge of PCG, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by PCG or, to the knowledge of PCG, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on PCG.

    (c) No party to any such PCG Contract has given notice to PCG of or made a claim against PCG with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on PCG.

                                  ARTICLE 3

                    Representations and Warranties of HGN

    Except as set forth on the Disclosure Schedule delivered by HGN to PCG (the "HGN Disclosure Schedule"), HGN hereby represents and warrants to PCG as follows:

    Section 3.1. Organization and Qualification.

    (a) Each of HGN and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on HGN. When used in connection with HGN, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of HGN and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which HGN and its subsidiaries are engaged, or (ii) that may impair the ability of HGN to consummate the transactions contemplated hereby.

    (b) HGN has heretofore delivered to PCG accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of HGN. Each of HGN and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on HGN.

    Section 3.2. Capitalization of HGN.

    (a) As of December 31, 1999, the authorized capital stock of HGN consists of Fifteen Million (15,000,000) HGN Common Shares $.001 par value and Ten Million (10,000,000) Preferred Shares $.001 par value. One Million (1,000,000) Common Shares were issued and were outstanding and no preferred shares were outstanding. All of the outstanding HGN Shares have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights.

    (b) Except as set forth in Section 3.2(b) of the HGN Disclosure Schedule, HGN is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

    (c) Except as set forth in Section 3.2(c) of the HGN Disclosure Schedule, between December 31, 1998 and the date hereof, no shares of HGN's capital stock have been issued and no HGN Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of HGN,
(ii) securities of HGN or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of HGN, (iii) options or other rights to acquire from HGN or its subsidiaries, or obligations of HGN or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of HGN, or (iv) equity equivalents, interests in the ownership or earnings of HGN or its subsidiaries or other similar rights (collectively, "HGN Securities"). As of the date hereof, there are no outstanding obligations of HGN or any of its subsidiaries to repurchase, redeem or otherwise acquire any HGN Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which HGN is a party or by which it is bound relating to the voting or registration of any shares of capital stock of HGN.

    (d) Except as set forth in Section 3.2(d) of the HGN Disclosure Schedule, there are no securities of HGN convertible into or exchangeable for, no options or other rights to acquire from HGN, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of HGN.

    (e) The HGN Shares constitute the only class of equity securities of HGN or its subsidiaries.

    (f) Except as set forth in Section 3.2(f) of the HGN Disclosure Schedule, HGN does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

    Section 3.3. Authority Relative to this Agreement; Recommendation.

    (a) HGN has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of HGN (the "HGN Board"), and no other corporate proceedings on the part of HGN are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in
Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding HGN Shares. This Agreement has been duly and validly executed and delivered by HGN and constitutes a valid, legal and binding agreement of HGN, enforceable against HGN in accordance with its terms.

    (b) The HGN Board has resolved to recommend that the stockholders of HGN approve and adopt this Agreement.

    Section 3.4. SEC Reports; Financial Statements. HGN is not required to file forms, reports and documents with the SEC.

     Section 3.5. Information Supplied. None of the information supplied or to be supplied by HGN for inclusion or incorporation by reference to (i) the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to stockholders of PCG, if any, and at the times of the meeting or meetings of stockholders of PCG to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of HGN's stockholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the 8-K will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the HGN Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate as required by the NGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by HGN of this Agreement or the consummation by HGN of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on HGN.

     Neither the execution, delivery and performance of this Agreement by HGN nor the consummation by HGN of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of HGN or any of HGN's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which HGN or any of HGN's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to HGN or any of HGN's subsidiaries or any of their respective properties or assets, except in the case of (ii) or
(iii) for violations, breaches or defaults which would not have a Material Adverse Effect on HGN.

     Section 3.7. No Default. None of HGN or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which HGN or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or
(iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to HGN, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on HGN. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which HGN or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to HGN and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which HGN is aware by any party obligated to HGN or any subsidiary thereunder.

     Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by HGN in the HGN, none of HGN or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of HGN and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on HGN. Except as disclosed by HGN, none of HGN or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to HGN or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on HGN. Except as and to the extent disclosed by HGN there has not been (i) any material change by HGN in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by HGN of any of its assets having a Material Adverse Effect on HGN, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or
(iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 3.9. Litigation. Except as set forth in Schedule 3.9 of the HGN Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of HGN, threatened against HGN or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on HGN or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by HGN, none of HGN or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on HGN or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 3.10. Compliance with Applicable Law. Except as disclosed by HGN, HGN and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "HGN Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on HGN. Except as disclosed by HGN, HGN and its subsidiaries are in compliance with the terms of the HGN Permits, except where the failure so to comply would not have a Material Adverse Effect on HGN. Except as disclosed by HGN, the businesses of HGN and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on HGN. Except as disclosed by HGN no investigation or review by any Governmental Entity with respect to HGN or its subsidiaries is pending or, to the knowledge of HGN, threatened, nor, to the knowledge of HGN, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which HGN reasonably believes will not have a Material Adverse Effect on HGN.

     Section 3.11. Employee Benefit Plans; Labor Matters.

     (a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by HGN, any of its subsidiaries or any entity required to be aggregated with HGN or any of its subsidiaries pursuant to
Section 414 of the Code (each, a "HGN Employee Plan"), no event has occurred and, to the knowledge of HGN, no condition or set of circumstances exists in connection with which HGN or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on HGN.

     (b) (i) No HGN Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each HGN Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501 (a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

     (c) Section 3.1 l(c) of the HGN Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any HGN Stock Options, together with the number of HGN Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the HGN Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. HGN has furnished PCG with complete copies of the plans pursuant to which the HGN Stock Options were issued. Other than the automatic vesting of HGN Stock Options that may occur without any action on the part of HGN or its officers or directors, HGN has not taken any action that would result in any HGN Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

    (d) HGN has made available to PCG (i) a description of the terms of employment and compensation arrangements of all officers of HGN and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating HGN to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of HGN who have executed a non-competition agreement with HGN and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of HGN with or relating to its employees, except programs and policies required to be maintained by law; and
(v) copies of all plans, programs, agreements and other arrangements of the FIGN with or relating to its employees which contain change in control provisions.

    (e)  Except  as  disclosed in Section 3.11 (e)  of  the  FIGN  Disclosure
Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any FIGN Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

    (f) There are no controversies pending or, to the knowledge of HGN threatened, between HGN or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on HGN. Neither HGN nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by FIGN or any of its subsidiaries (and neither HGN nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does FIGN know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries' employees. HGN has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its or any of its subsidiaries' employees.

    Section 3.12. Environmental Laws and Regulations.

    (a) Except as disclosed by HGN, (i) each of HGN and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on HGN, which compliance includes, but is not limited to, the possession by HGN and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof-, (ii) none of HGN or its subsidiaries has received written notice of, or, to the knowledge of HGN, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on HGN; and (iii) to the knowledge of HGN, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

    (b) Except as disclosed by HGN, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on HGN that are pending or, to the knowledge of HGN, threatened against HGN or any of its subsidiaries or, to the knowledge of FIGN, against any person or entity whose liability for any Environmental Claim HGN or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

    Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the HGN Disclosure Schedule: (i) HGN and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of HGN and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to FIGN and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on HGN's most recent balance sheet which is part of the FIGN SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to HGN or its subsidiaries; (iv) to the knowledge of HGN none of the Tax Returns of or with respect to HGN or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to HGN or any of its subsidiaries which has not been abated or paid in full.

    Section 3.14. Title to Property. HGN and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on HGN; and, to HGN's knowledge, all leases pursuant to which HGN or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of HGN, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which HGN or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on HGN.

    Section 3.15. Intellectual Property.

    (a) Each of HGN and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefore that are material to its business as currently conducted (the "HGN Intellectual Property Rights").

    (b) Except as set forth in Section 3.15(b) of the HGN Disclosure Schedule the validity of the HGN Intellectual Property Rights and the title thereto of HGN or any -subsidiary, as the case may be, is not being questioned in any litigation to which HGN or any subsidiary is a party.

    (c)  The  conduct  of  the business of HGN and its  subsidiaries  as  now conducted does not, to HGN's knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any HGN Intellectual Property Rights.

    (d) Each of HGN and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where HGN has elected to rely on patent or copyright protection in lieu of trade secret protection.

    Section 3.16. Insurance. HGN and its subsidiaries maintain general liability and other business insurance that HGN believes to be reasonably prudent for its business.

    Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding HGN Shares is the only vote of the holders of any class or series of HGN's capital stock necessary to approve and adopt this Agreement and the Merger.

    Section 3.18. Tax Treatment. Neither HGN nor, to the knowledge of HGN, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

    Section 3.19. Affiliates. Except for the directors and executive officers of HGN, each of whom is listed in Section 3.19 of the HGN Disclosure Schedule, there are no persons who, to the knowledge of HGN, may be deemed to be affiliates of HGN under Rule 1-02(b) of Regulation S-x of the SEC (the "HGN Affiliates").

    Section 3.20. Certain Business Practices. None of HGN, any of its subsidiaries or any directors, officers, agents or employees of HGN or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

    Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the HGN Disclosure Schedule, no officer or director of HGN has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or HGN Intellectual Property Rights, used in or pertaining to the business of HGN or any subsidiary,
except   for  the  ordinary  rights  of  a  stockholder  or  employee   stock
optionholder.

     Section 3.22. Opinion of Financial Adviser. HGN management has determined, without the advise of an outside Financial Adviser, to the effect that, as of such date the exchange ratio contemplated by the Merger is fair to the holders of HGN Shares.

     Section 3.23. Brokers. No broker, finder or investment banker (other than the HGN Financial Adviser, a true and correct copy of whose engagement agreement has been provided to PCG) is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HGN.

     Section 3.24. Disclosure. No representation or warranty of HGN in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to PCG pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     Section 3.25. No Existing Discussions. As of the date hereof, HGN is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

     Section 3.26. Material Contracts.

     (a) HGN has delivered or otherwise made available to PCG true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which HGN is a party affecting the obligations of any party thereunder) to which HGN or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of HGN and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of HGN and its subsidiaries taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which HGN is a party involving employees of HGN); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since October 1, 1998, (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the "HGN Contracts"). Neither HGN nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (b) Each of the HGN Contracts is valid and enforceable in accordance with its terms, and there is no default under any HGN Contract so listed either by HGN or, to the knowledge of HGN, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by HGN or, to the knowledge of HGN, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on HGN.

     (c) No party to any such HGN Contract has given notice to HGN of or made a claim against HGN with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on HGN.

                                  ARTICLE 4

                                  Covenants

    Section 4.1. Conduct of Business of PCG. Except as contemplated by this Agreement or as described in Section 4.1 of the PCG Disclosure Schedule, during the period from the date hereof to the Effective Time, PCG will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the PCG Disclosure Schedule, prior to the Effective Time, PCG will not, without the prior written consent of HGN:

    (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

    (b) amend the terms of the PCG Options except as to comply with the requirements of this Merger;

    (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

    (d)  adopt  a  plan  of  complete  or partial  liquidation,  dissolution,
merger,    consolidation,    restructuring,   recapitalization    or    other
reorganization of PCG (other than the Merger);

    (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingent or otherwise) for the obligations of any other person.
(iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of PCG; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

    (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent PCG from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1999 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 1999 in amounts previously disclosed to HGN (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to PCG);

    (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

    (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

    (i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

    (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to PCG; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $500,000 or, in the aggregate, are in excess of $1,000,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

    (k) make any tax election or settle or compromise any income tax liability material to PCG;

    (1) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on PCG;

    (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

    (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4. 1 (a) through 4.1(m) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

    Section 4.2. Conduct of Business of HGN. Except as contemplated by this Agreement or as described in Section 4.2 of the HGN Disclosure Schedule during the period from the date hereof to the Effective Time, HGN will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the HGN Disclosure Schedule, prior to the Effective Time, HGN will not, without the prior written consent of-

    (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

     (b) amend the terms of the HGN Warrants, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of HGN (other than the Merger);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;
(iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of HGN or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent HGN or its subsidiaries from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1999 in the ordinary course of yearend compensation reviews consistent with past practice and paying bonuses to employees for fiscal 1999 in amounts previously disclosed to (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to HGN);

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

     (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

     (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to HGN; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $1,000,000: provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     (k) make any tax election or settle or compromise any income tax liability material to HGN and its subsidiaries taken as a whole;

     (1) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on HGN;

     (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

     (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the HGN contained in this Agreement untrue or incorrect.

     Section 4.3. Preparation of 8-K and the Proxy Statement. HGN shall promptly prepare and file with the SEC the Proxy Statement, if required by counsel.

     Section 4.4. Other Potential Acquirers. HGN, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

     Section 4.5. Meetings of Stockholders. Each of HGN and PCG shall take all action necessary, in accordance with the respective General Corporation Law of its respective state, and its respective certificate of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the NGCL and its charter and bylaws, in the case of PCG and the Nevada General Corporation Law of its respective state, and its charter and bylaws, in the case of HGN. PCG and HGN will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters

    Section 4.6. Nasdaq Listing. The parties shall use all reasonable efforts to cause the PCG Shares to be issued in the Merger and the PCG Shares to be reserved for issuance upon exercise of PCG Stock Options or HGN Stock Options to be approved for listing on the Nasdaq National Market ("Nasdaq"), subject to official notice of issuance, prior to the Effective Time.

    Section 4.7. Access to Information.

    (a) Between the date hereof and the Effective Time, PCG will give HGN and its authorized representatives, and HGN will give PCG and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

    (b) Between the date hereof and the Effective Time, PCG shall furnish to HGN, and HGN will furnish to PCG, within 25 business days after the end of each calendar month (commencing with January 2000, an unaudited balance sheet of the party furnishing such information as of the end of the such month and the related statements of earnings, stockholders' equity (deficit) and, within 25 business days after the end of each calendar quarter cash flows for the quarter then ended, each prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by such party with respect to its monthly or quarterly financial statements. All the foregoing shall be in accordance with the books and records of the party furnishing such information and shall fairly present its financial position (taking into account the differences between the monthly and quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

    (c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

    Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation,
(i) cooperating in the preparation and filing of the Proxy Statement and the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, HGN, PCG SUB and PCG agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

    Section  4.9.  Employee  Benefits; Stock  Option  and  Employee  Purchase
Plans.

    (a) Subject to the provisions of Section 1.6(d) hereof, prior to the Effective Time, PCG and HGN will take or cause to be taken all action necessary to adopt and or revise the employment and/or consulting agreements of Mel Molnick, deedee Molnick, Suzanne Molnick, and Chris Almida with HGN. It is the parties' present intent to provide after the Effective Time to employees of HGN employee benefit plans (stock options or other plans involving the potential issuance of securities of PCG) which, in the aggregate, are not less favorable than those currently provided by HGN. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans. Concurrent with the approval of the Merger, PCG shall adopt a stock option plan, the 2000 Stock Option Plan, whereby up to 3,000,000 shares of common stock of PCG will be authorized to be issued according to the terms of the Plan.

    (b) The parties agree to work together prior to the Effective Time to cause PCG to develop and adopt an incentive plan for employees of HGN and its subsidiaries and providing for a vesting period of not less than two years.

     Section 4.10. Public Announcements. HGN, and PCG will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq as determined by HGN or PCG.

     Section 4.11. Indemnification.

     (a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, PCG shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless any individual who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective
Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) PCG shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to PCG, promptly after statements therefore are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL or its certificate of incorporation or bylaws, (ii) PCG will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the NGCL and PCG's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to PCG and the Indemnified Party; provided, however, that PCG shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, conflict on any significant issue between positions of any two or more Indemnified Parties.

     (b) In the event PCG or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of PCG shall assume the obligations set forth in this Section 4.11.

     (c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of PCG and HGN and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in PCG's and HGN's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

     (d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     Section 4.12. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                  ARTICLE 5

                  Conditions to Consummation of the Merger

     Section 5.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of PCG and HGN;

     (b) this Agreement shall have been approved and adopted by the Board of Directors of PCG and HGN;

     (c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

     (d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

     Section 5.2. Conditions to the Obligations of PCG. The obligation of PCG to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of HGN contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on HGN) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing HGN shall have delivered to PCG a certificate to that effect;

     (b) each of the covenants and obligations of HGN to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing HGN shall have delivered to PCG a certificate to that effect;

     (c) HGN shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by PCG SUB pursuant to the Merger to any obligation, right or interest of HGN under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of PCG, individually or in the aggregate, have a Material Adverse Effect on HGN;

     (d) there shall have been no events, changes or effects with respect to HGN or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on HGN; and

     (e) PCG shall have received, prior to or concurrent with the Closing Date, sufficient funds from PCG's investment banking sources, to comply with the cash requirements of this Agreement.

     Section 5.3. Conditions to the Obligations of HGN. 'Me respective obligations of HGN to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of PCG contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on PCG) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing PCG shall have delivered to HGN a certificate to that effect;

     (b) each of the covenants and obligations of PCG to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing PCG shall have delivered to HGN a certificate to that effect; and

     (c) there shall have been no events, changes or effects with respect to PCG having or which could reasonably be expected to have a Material Adverse Effect on PCG.

                                  ARTICLE 6

                       Termination; Amendment; Waiver

     Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by PCG's or HGN's stockholders:

     (a) by mutual written consent of PCG and HGN;

     (b) by HGN or PCG if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by April 14, 2000; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

     (c) by PCG if (i) there shall have been a breach of any representation or warranty on the part of HGN set forth in this Agreement, or if any representation or warranty of HGN shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by February 15, 2000 (or as otherwise extended), (ii) there shall have been a breach by HGN of any of their respective covenants or agreements hereunder having a Material Adverse Effect on HGN or materially adversely affecting (or materially delaying) the consummation of the Merger, and HGN, as the case may be, has not cured such breach within 20 business days after notice by PCG thereof, provided that PCG has not breached any of its obligations hereunder, (iii) PCG shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or (iv) PCG shall have convened a meeting of its Board of Directors to vote upon the Merger and shall have failed to obtain the requisite vote;

     (d) by HGN if (i) there shall have been a breach of any representation or warranty on the part of PCG set forth in this Agreement, or if any representation or warranty of PCG shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by February 15, 2000 (or as otherwise extended), (ii) there shall have been a breach by PCG of its covenants or agreements hereunder having a Material Adverse Effect on PCG or PCG SUB or materially adversely affecting (or materially delaying) the consummation of the Merger, and PCG or PCG SUB, as the case may be, has not cured such breach within twenty business days after notice by HGN thereof, provided that HGN has not breached any of its obligations hereunder, (iii) the PCG Board shall have recommended to PCG's stockholders a Superior Proposal, (iv) the PCG Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) HGN shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders or (vi) PCG shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

     Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6. 1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

     Section 6.3. Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     Section 6.4. Amendment. This Agreement may be amended by action taken by PCG and HGN at any time before or after approval of the Merger by the stockholders of PCG and HGN (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE 7

                                Miscellaneous

     Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

     Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

     Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to HGN:

deedee Molnick
HOME GAMBLING NETWORK, INC.
PO Box 95142
Las Vegas, Nevada 89193

Copy to:

Donald J. Stoecklein, Esq.
Sperry Young & Stoecklein
1850 E. Flamingo Rd. Suite 111
Las Vegas, Nevada 89119

if to PCG:

PCG MEDIA, INC.
525 South 300 East
Salt Lake City, Utah 84111

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

     Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

     (a) "affiliate" means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "business day" means any day other than a day on which Nasdaq is closed;

     (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof,

     (d) "knowledge" or "known" means, with respect to any matter in question, if an executive officer of PCG or HGN or its subsidiaries, as the case may be, has actual knowledge of such matter;

     (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

     (f) "subsidiary" or "subsidiaries" of PCG SUB, PCG, HGN or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which PCG SUB, PCG, HGN or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of PCG, HGN or PCG SUB or any officer, director, employee, agent, representative or investor of any party hereto.

     Section 7. 10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

     Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                        PCG MEDIA, INC.


                                        By:/s/ Jone Peters
                                             Name: John W. Peters
                                             Title: President

                                        HOME GAMBLING NETWORK, INC.


                                        By:deedee Molnick
                                             Name: deedee Molnick
                                             Title: President

PCG MEDIA, INC. DISCLOSURE SCHEDULE
Schedule      2.1        Organization                       See       Amended
Articles/Bylaws/Minutes

Schedule 2.5   Consents & Approvals          None Required

Schedule 2.6   No Default                    Not Applicable

Schedule 2.7   No Undisclosed Liability      None Exist

Schedule 2.8   Litigation                    None Exist

Schedule  2.9    Compliance with Applicable Law      Not  Applicable  -  full
disclosed in I OKSB

Schedule   2.10  Employee  Benefit  Plans          Section   2.11   (a)   Not
Applicable-None Exist

                                   Section 2.11 (b) No Benefit Plan Exist

                                   Section 2.11(c) No Options Exist

                                   Section 2.11 (d) No Agreements Exist

Schedule 2.11  Environmental Laws and Regs   Not Applicable

Schedule 2.12  Tax Matters                   None Exist

Schedule 2.14   Intellectual Property             None Exist

Schedule 2.15  Insurance                None Exist

Schedule   2.16    Vote  Required                  See  Shareholder   Meeting
Certificate

Schedule 2.17  Tax Treatment                 Not Applicable

Schedule 2.18  Affiliates                    John W. Peters
                                   Jeffrey J. Jonas
Schedule 2.19  Certain Business Practices         None Exist

Schedule 2.20 Insider Interest                    None Exist

Schedule 2.21 Opinion of Financial Adviser        Waived - None Exist

Schedule 2.24 Broker                         None Exist


Schedule  4.1  Conduct of Business                  See  Amended  &  Restated
Articles

HOME GAMBLING NETWORK DISCLOSURE SCHEDULE
Schedule 3.2(b) Subsidiary Stock                  None Exist

Schedule 3.2(c) Capital Stock Rights                   None Exist other  than
as in Articles

Schedule 3.2(d) Securities conversions            None Exist

Schedule 3.2 (f) Subsidiaries                     None Exist

Schedule 3.6 Consents & Approvals                 None Required

Schedule 3.7 No Default                      Not Applicable

Schedule 3.8 No Undisclosed Liability             None Exist

Schedule 3.9 Litigation                      None Exist

Schedule 3. 10 Compliance with Applicable Law          Not Applicable

Schedule 3.11 Employee Benefit Plans              Section 3.11(c) No  Options
Exist

                                        Section 3.1 l (e) No Agreements Exist

Schedule 3.12 Environmental Laws and Regs         Not Applicable

Schedule 3.13 Tax Matters                         None Exist

Schedule 3.14 Title to Property                   None Exist

Schedule  3.15(b)  Intellectual Property            See  Assignment  attached
pertaining to
                                        Patent No. 5800268
Schedule 3.16 Insurance                      None Exist

Schedule  3.17  Vote  Required                       See Shareholder  Meeting
Certificate

Schedule 3.18 Tax Treatment                       Not Applicable

Schedule 3.19 Affiliates                     Mel Molnick
                                        deedee Molnick
                                        Suzanne Molnick
Schedule 3.20 Certain Business Practices               None Exist

Schedule 3.21 Insider Interest                         None Exist



Schedule 3.22 Opinion of Financial Adviser   Waived -        None Exist

Schedule 2.23 Broker                                   None Exist

Schedule 4.2 Conduct of Business                       See Amended